EXHIBIT 99.1

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EDITED TRANSCRIPT
RGR - Q3 2013 Sturm Ruger Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 06, 2013 / 02:00PM GMT

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Fifer Sturm, Ruger & Co., Inc. - President, CEO

Kevin Reid Sturm, Ruger & Co., Inc. - VP, General Counsel

CONFERENCE CALL PARTICIPANTS

Scott Hamann KeyBanc Capital Markets - Analyst

Andrea James Dougherty & Company - Analyst

Brian Rafn Morgan Dempsey Capital Management - Analyst

Bob Sales LMK Capital Management - Analyst

Peter Goodson Eminence Capital - Analyst

Rob Bennett Dougherty & Company - Analyst

Terrence O'Connor Highrise Partners - Analyst

Eric Mendez BCM/LAB Advisors - Analyst

PRESENTATION

Operator

Good morning and welcome to the third quarter 2013 Sturm, Ruger Earnings Conference Call. At this time all participants are in a listen-only mode. At the conclusion of today's conference call, instructions will be given for the Q&A session. (Operator Instructions). As a reminder, the conference call is being recorded today, Wednesday, November 6, 2013. I will now turn the call over to Michael Fifer, President, and CEO, and Thomas Dineen, VP, Treasurer, and CFO.

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Welcome to the Sturm, Ruger & Company third quarter 2013 conference call. I would like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements which will be followed by a quick overview of the third quarter and then we can get right into your questions.

Kevin Reid - Sturm, Ruger & Co., Inc. - VP, General Counsel

Thanks, Mike. We want to remind everyone that statements made in the course of this presentation that state the Company's, or management's intentions, hopes, beliefs, expectations or predictions the future or forward-looking statements. It is important to note Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including but not limited to the Company's reports on Form 10-K for the year-ended December 31, 2012 and forms 10-Q for the third, second and third quarters of 2013.

Copies of these documents may be obtained from the SEC or through the Company's website at www.ruger.com. Furthermore, the Company disclaims all responsibility to update forward-looking statements. Mike?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Thank you, Kevin. Financial results. For the third quarter of 2013 net sales were $170.9 million and fully diluted earnings were $1.44 per share. For the corresponding period in 2012, net sales were $118.2 million, and fully diluted earns were $0.88 per share. This represents year-over-year sales growth for the quarter of 45%, and earnings growth of 64%.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

For the first nine months of 2013 net sales were $506.4 million, and fully diluted earnings were $4.25 per share. For the corresponding period in 2012, net sales were $350.1 million and fully-diluted earnings were $2.58 per share. This represents year-over-year sales growth for the first nine month of 45%, and earnings growth of 65%.

As we reported to you last quarter, a small portion of the roof at our Prescott Arizona manufacturing facility was damaged during a severe thunderstorm on Thursday, July 25th causing us to temporarily shutdown production in Prescott. Thanks to the hard work and dedication of our Prescott employees, temporary repairs were completed over the following weekend, signed off by the structural engineers, and production resumed on Monday. The cost of the repairs to the building and equipment was less than $500,000.

New products. Our new product introductions remain a strong driver of demand and we're at $146.6 million, or 32% of firearm sales in the first nine months of 2013. As a reminder, we define new products as only those that were introduced in the past two years, and we include only major new products and not minor line extension.

New products introduced in the first nine months of 2013 include the LC 380 pistol, the SR45 pistol, the SR19-11 commander, and the Ruger American Rimfire Rifle. So far in the fourth quarter we have launched the SR762 modern sporting rifle, and the red label over and under shot gun.

Sell-through. Demand for Ruger products in the third quarter of 2013 remain very strong as evidenced by the 31% year-over-year growth in estimated sell-through of Ruger products from the independent distributors to retailers.

National instant criminal background checks, as adjusted by the national shooting sports foundation, in the third quarter were flat year-over-year. We believe the strong demand for our products is due to new shooters joining the ranks of gun owners, the Company's continued practice of introducing innovative new products, increased manufacturing capacity, and greater product availability for certain products in strong demand.

Total unit production in the first nine months of 2013 increased 32% from the first nine months of 2012. This increase in unit production resulted from investment in incremental capacity for new product introductions, and from the utilization of lean methodologies for continuous improvement in our operations. We believe that both Ruger and our independent distributors would benefit by having more finished goods in inventory to allow for rapid fulfillment of retail demand.

For the 12 months ending September 28, 2013, the distributors averaged approximately 30 inventory turns on Ruger product which significantly exceeds the six to eight turns that the Company deems appropriate for its distributors. At six to eight turns, we believe the distributor should be holding about 300,000 units in inventory.

Our goal is to replenish finished goods inventory throughout the channel to levels that will better serve the consumers. This includes building finished goods inventory at the Company, which could increase the value of the Company's finished goods inventory by as much as $15 million from the current level.

Our balance sheet at September, 2013 was strong. Our cash totalled $54 million, an increase of $23 million from the December 31, 2012, our current ratio was 1.8 to one, and we have no debt.

At September 28, 2013 stockholders equity was $153 million, which equates to a book value of $7.89 per share, of which $2.80 was cash and equivalents.

In the first nine months of 2013 we generated $84 million of cash from operations. We reinvested $31 million of that back into the Company in the form of capital expenditures. These capital expenditures allowed us to realize the 32% increase in production year-over-year. Currently we estimate that capital expenditures in 2013 will approximate $40 million.

In the first nine month of 2013 we returned $30 million to our shareholders through the payment of dividends. An additional $11 million in dividends will be paid to shareholders on November 29, 2013. As our Board of Directors recently declared a $0.58 per share quarterly dividend.

As a reminder our practice is to pay a quarterly dividend of approximately 40% of net income. On September 3rd, 2013 we finalized the purchase of a 220,000 square foot facility in Mayodan, North Carolina. This is the Company's first major expansion in over 25 years and production at the new facility is expected to begin in the first quarter of 2014.

The costs associated with starting up Mayodan were insignificant in the third quarter, and we expect Mayodan to impact earnings by less than $0.5 per share are in the fourth quarter of 2013, and to contribute positively for 2014. Those were the highlights of the third quarter. You now you would like to respond to your questions related to these results. Operator, can we please have the first question?

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

QUESTION AND ANSWER

Operator

Our first question comes from the line of Scott Hamann, of KeyBanc Capital Market.

Scott Hamann - KeyBanc Capital Markets - Analyst

Hey. Good morning, guys. Mike, on your comment on the inventory turns, can you give us a number for the third quarter versus the number you cited for the trailing 12 months?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I'm not sure what you're asking. Inventory is a fixed number. Rephrase the question, Scott. I don't know what you're driving at.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. In terms of the appetite from the distributors to get the six to eight turns I'm not sure that they've ever held 300,000 units before. Is that something that you discussed with them, or what time frame were you looking at to get to those levels?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Frankly, I hope we never get to them. I hope demand is so great that no matter how fast I increase production we can't get there. You're right, they've never been at 300,000. But there have been times historically when they have been at 6 to 8 turns, when our sales were a lot less. But as we continue to grow very quickly, they struggle to get there. The products we have been selling through.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. Do you have a sense of market share at a retail level? It seems like you're gaining share, but do you have a good feel for the retailers to the consumers in certain categories or where you stack up?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

No.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. Cabelas recently cited that they had seen a deceleration in some of the firearm demand throughout the third quarter and I'm just curious what the orders and sales look like on a cadence basis throughout the third quarter?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Scott, I must be falling behind on my financial terms. I haven't heard about a cadence basis before.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. Well, I'm just trying to understand what the sales and orders look like, how they progressed throughout the quarter because I think we know that July was strong, but if retail was starting to slow down, did that impact the trend of orders in your shipments through quarter and into October?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Well, Scott, we only report quarterly numbers. We don't report monthly and I'm not about to start doing that. I don't think that would be helpful to anyone. It's crazy enough as a public company to have you guys demanding earnings every quarter much less wanting to know what they were every month and every week so let's the not waste time going there.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay.

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

But, I did have a meeting with at the wholesalers recently, last week, at the National Association of Sporting Good Wholesalers, where I spoke very strongly to all of them about our expectations on what they do for orders, how they order against is, what their inventory levels should be. I mean, the fact that we have something like, I don't know, $1.8 million units on order is absolutely ridiculous. It means that it's harder to manage the business than if we only had a couple of hundred thousand units on order. Frankly, we're focused on mixed model production, which was very helpful during the peak of the business because we kept selling through. Where some other manufacturers were focused only on what they perceived as their highest volume products, ran into slowdowns we didn't run into.

For example, if your company X and you're focused on making one, and only that one 19-11, well, as soon as the consumers have bought it, there's nothing more to buy from you. Whereas we focused on mixed model production. These numbers aren't accurate but they just illustrate the point. If I'm making 100% of my product line every quarter and say 75% or 80% of it every month, then 50% to 60% of it every week, frankly, you don't need to have more than a couple weeks worth of business on order with me. It gives us greater visibility to what you really want, what we should really make, what's selling to retailer. It's a better way to run the business.

So, as I've told all of you many times, don't pay attention to our orders. It's a dysfunctional system. Everybody is still hanging on to old habits where they would place an order once a year roughly around December 1st for the next 12 months, and companies in our industry used to then schedule out production of that stuff and they would make it at their own leisure, and their own schedule. And sometimes, you would make component A for a product in December, and you would make component B for that product in January, and, by gosh, somewhere in the next 11 months, you would finally get the product finished and out the door. That's not how we do business today.

Operator

(Operator Instructions). We have our next question from the line of Andrea James, of Dougherty & Company.

Andrea James - Dougherty & Company - Analyst

Hi. Good morning. Congrats on your execution, guys. Okay. So there's distributors who talk to Wall Street and they're saying it's going to be hard to grow their units sell-through year-over-year in 2014 including on Ruger units, and I'm just curious if there is something they're missing our if there's a perspective that maybe we're got getting from them that you could offer?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I wasn’t privy to that conversation, Andrea, so not knowing exactly what they said, or how they said it, it's hard for me to rebut one way or the other. If you go back to what our core business strategy is, we introduced new products to drive demand and use lean methodologies to fulfill that demand with ever less resources tied up to it. So I'm not at all discouraged about 2014. I can't speak for individual distributors.

Andrea James - Dougherty & Company - Analyst

Okay. And then do you think you would ever lever up or use stock to acquire Smith and Wesson?

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I would be delighted to acquire them with stock. I'm not sure they would be as delighted, but if you know something I don't, let's talk afterwards.

Andrea James - Dougherty & Company - Analyst

No. Just asking. Any other thoughts on the use of cash ? Does your Board get together and talk about that, or do you have a plan?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Well, we increased our dividend from roughly 25% of earnings to 40% of earnings because we were generating cash faster than we could responsibly use it. By that I mean, we model out our uses of cash for capital investment, and for dividends, and then, hopefully, we're still generating a little bit of net cash, but I don't want to generate excessive cash. And as long as that works out, I would imagine that every now and then we might consider a special dividend. Obviously, we don't have enough cash at the moment to do one, that would be kind of silly, but if we get back up north of where we were the last time we did it, and we don't have a good responsible use for that cash, by gosh, we will give it back to our shareholders. It's their money.

Operator

Next question comes from the line of Brian Rafn, of Morgan Dempsey Capital Management.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Good morning, Mike.

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Good morning, Brian.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Can you talk a little bit, Mike, discuss on the Mayodan plant, where you are in machinery installation? Have you done anything construction-wise to the physical shell of the building?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

We've done no instructions per se to the physical shell of the building. We haven't done any major expansion or contraction or anything else, but we have done a lot of cleanup. We've made sure we have good secure power, clean water, put in a bluing line, put in a range. I would say at this point everything is well ahead of our original schedule. The folks out there are working seven days a week, incredible hours. They're really excited, they're pumped up, and they are producing some fantastic results.

The inside of the factory is absolutely gorgeous. With all the new lighting and paint, you need to put sunglass on to go in there the glare is so bright from all the white walls. I'm awfully proud of them. We were very hopeful they would get the first gun produced sometime in the first quarter, and by the end of the first quarter we would be shipping. In fact, I think working through the night finally finished 3 AM, or something, last Friday. They finished the first gun and that's still a long way from regular, steady production but they are probably months ahead of schedule. They have done a fantastic job.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

What has been your experience in actually finding labor pool, design engineers, in this new area of North Carolina for you guys?

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Well, a lot of companies have been there before us. They've trained people very well. There's a really fantastic skilled workforce there, and we have literally hundreds of people applying for each opening we have. I believe we've hired somewhere between 40 and 50 people at this point. About half of which, or maybe a little more, are at our other factories training. The first production line that will eventually move down there, right now, is fully staffed by people from Mayodan. So they will know the products and the equipment when they move it down. We made the decision primarily because of the workforce and it has exceeded our expectations.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. I know you want to be careful on this so I will ask this as gingerly as I can. From the standpoint of design teams, you've talked in the past about bottlenecks and not being able to get new product out because of the design teams, are you going to sequentially install design teams, or are you going to load multiple products in the Mayodan? Give us a sense of how that roles out into 2014.

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I would hope to have more than one product line in there by the end of 2014. I would also hope to have at least one design team up and running. We've already hired some engineers, and I'm very optimistic about that plant.

Operator

We have the next question from Bob Sales, of LMK Capital Management.

Bob Sales - LMK Capital Management - Analyst

Hi. Just a couple questions. You spoke about the backlog being 1.8 million units and that's kind of a nonsensical number. I was curious is there a process in place to work that down? Because I think your orders are, if I'm not mistaken, non-cancellable. What kind of level backlog do you hope to get your distributors at?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Let's go back to my discussion of mixed model production. I hope to not only convince the distributors but also my own sales team that we really are doing a good job at mixed model production and that neither my team needs to solicit, nor the distributors need to give us these excessive quantity of orders so that we have a much smaller tighter backlog that's a lot more meaningful. Because, remember, one of my commitments to the distributors is that I won't stop the channel. I went let them cancel the order. But let's hypothetically, we have distributor A, and he's got $10 million invested in Ruger inventory. I want that to cover the full line, but I want it to be concentrated in those items that will sell-through the fastest.

There's no point in having $10 million sitting in his warehouse covered with dust. That doesn't him any good, or me any good, or the retailers. So we do work with them very carefully. We rarely just ship them anything without checking their inventory first and making sure we're shipping them the optimal inventory to go through their warehouse, but it is pretty silly to have 1.8 million units on order. I mean that's kind of crazy. But the problem is mostly with the distributors wanting to place these huge orders because that's the way the industry has run for decades, and frankly a couple of my salesmen sleep better at night knowing they've got hundreds of millions of dollars on order, and I have to convince them that they don't need that much on order either.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Bob Sales - LMK Capital Management - Analyst

Okay. Understood. My next question is, when you look at the NICS data, which is not precise but is a proxy for gun sales, you're going to start lapping NICS year-on-year background checks that were up 81% in January of 2013 versus 2012. And a combination of the election in 2012 and the Sandy Hook incident, my understanding, spurred a massive binge of gun buying. When I look at your distributor data, your distributor inventory is up to 95,000 units, which is higher than it's been basically even year-on-year. I'm trying to understand, and if you talk to retailers, the gun craze we had early in 2013 is over, by their view. Is it still your plan to grow the business given its expansion when you're going against such difficult comps, and you have the distribution chain inventory, obviously building up? I just want to get your thoughts on this.

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

One of the things I pointed out to distributors is that their investment in Ruger inventory is probably the best investment they can make in any inventory in the industry. And there are several reasons for that. One is that we have come out with so many new products that they really dominate our line even those items we no longer count as new products because they've been out more than eight quarters, in an industry with very, very long product life cycles, are still very new and very attractive to consumers. So, any Ruger inventory they put in their warehouse is pretty new stuff and it's very non-perishable.

The second reason is that Ruger has the single best price discipline of any company in the industry. A distributes doesn't have to worry about buying from Ruger, and then having us devaluing their inventory down the road just to goose sales. We don't do that. They know it, and they trust us. That makes their inventory awfully safe and then, next year is going to be an election year. I'm sure the politicians will go at it on both sides, and they will talk about guns, and that will spur gun sales again. None of these distributors have been able to take market share from each other because we're very, very fair about allocating product when things are hard to get.

If there's any easing off of demand, or demand gets a little closer to our ability to produce, that's the one and only chance they get, and they only get that chance every few years, to take market share from their competitors. That's by putting more in inventory and then when the next spike hits they can go ahead and fulfill that inventory and we replenish and allocate to them based on what their historical purchases have been.

The last chance they had to do that was the summer of 2010, where after the very strong 2009 year, things eased off a little bit. Still much higher than they had ever been historically, but they eased off a little bit. That was the one and only chance they've had in several years to take any market share from the other wholesalers, and I have pointed out to them that there is a possibility that could happen in 2014, and this is their big chance to put some in their warehouse. They have got a long way to go if they've only got 95,000 units and they should be having 300,000, plus, at the moment.

Operator

Next question comes from the line of Peter Goodson, of Eminence Capital.

Peter Goodson - Eminence Capital - Analyst

Hey. Thanks very much. So with the new plant coming on, the costs associated with the plant obviously will be covered by the extra sales out of the plant. Forgetting construction costs, one-time costs, trying to get a sense of how much of an increase in your fixed cost base that plant will be?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Peter, I think frankly it will be fairly negligible.

Peter Goodson - Eminence Capital - Analyst

Okay.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

There will be very little overhead there, we bought the building right. Frankly, electricity is much cheaper in North Carolina than it is in New Hampshire, and we operate pretty lean. I just don't, I don't see much impact.

Peter Goodson - Eminence Capital - Analyst

Okay. That's very helpful. Then other question has kind of already been answered, but just to confirm, it sounds like 2014 as you look forward, you're not seeing demand problems, you're seeing stability, maybe even some growth as you have this new capacity and your ability to ship orders?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

The one thing I cannot do, and not just because I'm unwilling to do it, but I don't know anything more about the future than you guys do. So there's no point on my speculating on what the demand will be. We have seen if you go back to 2009 and 2010, once Mr. Obama was elected President there was a huge spike in demand from November of 2008 through, say, June of 2009. And then that followed by things stabilizing through 2010.

And one of the things you might observe is that the retailers are still selling a the lot of product, but whereas, for example, they were trying to carry ten of each SKU they might decide well, just to be cautious I will take that down to five units of each SKU. But they're still selling one a week of each SKU so their sell-through didn't really change, but they, out of caution, brought their inventory levels a little down at the store level and that results in a little bit of slowing at the distributor, and then, as I've told you many times the distributors grossly over react, whatever direction demand is going they over react. They either grossly over order when there as hint of strength, or they freeze up when they fear that it might be slowing down.

So if you go back to that pattern in 2009 and 2010, you saw that the retailers were a lot more stable than the order pattern from distributors. That's why we focus on sell-through. We don't pay that much attention to the order pattern itself, but we focus on what's selling through from wholesale to retail keeping in mind that there may be times when the sell-through isn't as strong but when you do channel checks and look at retail, they're still selling just fine. So I really have no idea what will happen in 2014. It's quite possible that we'll have another very strong year. It's equally possible that we will see some repeat the pattern from 2009 to 2010. What I do know is that we've got some exciting new products coming out. We've got the capacity to handle those products on an incremental basis, and so there's potential for good solid growth from Ruger in the coming year, but I have no more idea than you do what's actually going to happen.

Peter Goodson - Eminence Capital - Analyst

Okay. Appreciate it. I would say you have a slightly better idea than me, but that doesn't put you very far ahead. Thank you very much.

Operator

(Operator Instructions). And we have our next question from the line of Rob Bennett, of Dougherty & Company.

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Morning, Rob.

Rob Bennett - Dougherty & Company - Analyst

Hi. Great quarter. So you say new shooters are driving your quarter. How do you got a sense of who the end consumers are actually?

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

By getting our folks out into the retail stores, and working the counters there, both during regular promotions and also just during ordinary days when there's not a special promotion. We try to get as many of our folks out as we can. Not only the whole sales force, but a lot of folks from manufacturing. I go out and do it personally. You just take the gauge of who you're selling product to. We're still seeing a huge number of folks coming in to get their very first firearm and that's exciting to see. We've got some great products, particularly some of our Rimfire products that are ideal first firearms and so we have a chance to get those people excited about shooting and particularly excited about shooting a Ruger. So we're delighted to see it.

Rob Bennett - Dougherty & Company - Analyst

And then do you goes a sense if these new shooters turn into repeat gun buyers?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I have a little less of a sense of that because it's really pretty obvious when you have somebody buying their first firearm. It's harder to distinguish if they are buying their second or their 20th.

Rob Bennett - Dougherty & Company - Analyst

Got it. Thanks.

Operator

Thank you. Next question is from the line of Terrence O'Connor, of Highrise Partners.

Terrence O'Connor - Highrise Partners - Analyst

Thank you. Hey, guys. This red label introduction is interesting. It's a pretty high priced SKU for you guys. Could you remind us, maybe, was there a normalized time when you could talk about what the volumes were of this product before you discontinued it a while back, or how are you thinking about potential volume for that product line?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I think that product line will really have very minimal impact on our financial results. If we run this two long shifts it still won't be very many units and even though it's a higher average sell price, it's not going to mover the needle one way or the other. It really isn't. Wonderful gun to shoot. It helps the Ruger brand tremendously, and gets people excited about Rugerre-entering the shotgun market, but it just went make a difference one way or the other.

Terrence O'Connor - Highrise Partners - Analyst

Okay. Thank you.

Operator

Next question is from the line of Scott Hamann of KeyBanc Capital Markets.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Scott Hamann - KeyBanc Capital Markets - Analyst

Yes, Mike. Just two quick follow-ups. On the orders that you took in the quarter, it looks like the ASP is pretty far down from where it's been historically. Is that I mix issue or what's driving that down?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

It's primarily the introduction of the Rimfire American, which like many of our Rimfire products have a lower average sell price than say Centerfire products. We took orders somewhere in the neighborhood of 150,000 units right off the bat and even though we try to get everybody to behave themselves and order only modestly, they ordered quite strongly. So you get had big influx of orders for a lower than average ASP and that knocks the number down a little bit. If we look in some prior quarters, particularly like if you look back in I think its in the MD&A Q1 of 2012, we launched a couple of Rimfire products then, including the SR22 pistol. That knocked the incoming order average sell price down which quickly rebounded the next quarter when you weren't introducing a Rimfire product and it didn't have much impact on the actual ASP of the orders shipped.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. Got it. Secondly, on accessories. At last quarter you had a pretty sizable benefit. You expected that to go back a little bit. Was there anything in the quarter around the accessories business? Did it revert back?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

What we saw was a shift in accessories sales from a shop Ruger which is a direct-to-consumer channel, to distributors selling to retailers, selling to consumers. We get lower margin per unit when we sell the accessories to the distributors and so, that had a modest impact on our gross margin in the quarter. The single biggest impact to the gross margin in the quarter was fewer workdays. We know we had a one week plant shutdown in New Hampshire, we've got a lot of very capable and senior employees who have four or five weeks vacation, and if you live in New Hampshire you like to take that vacation in the summer, but the accessories did have a modest impact on it.

Scott Hamann - KeyBanc Capital Markets - Analyst

Okay. I did think of one more. On promotions. You've obviously been able to really pullback over the last couple of years and Cabela's and some of the other retailers seem to be talking about having to pick up some of their promotional spending a bit. Is some of that going to fall back on you guys at some point? Are you going to have to increase that? How should we think about that going forward?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I believe you said that we've pulled back on promotions last couple of years, or maybe you said that we've been able to. We, in fact, have not reduced our promotions in the past couple of years. We have kept the same programs, the same ratios, whether it was buy ten, get one free or whatever it was. We spent just as heavily last year as in prior years. Actually Tom Dineen is showing me a note here that we actually spent $4 million more on promotions in 2013 than we did in 2012. We did not take advantage of the strong demand in terms of avoiding promotions or anything.

We kind of just took the steady course. We've got all our retailers trained. They have a certain business model that they base around our promotions so they know how to figure out their average cost in a product, and how they can in turn run promotions at their stores, and we just kept it very steady. We didn't want to shift gears on them just because of a temporary spike. So I don't see us doing anything different going into 2014. At this time we're planning the promotions for 2014, and they look an awful lot like the ones in 2013, and the ones in 2012, and the ones in 2011.

Operator

Next question comes from the line of Eric Mendez, of BCM. Over to you, Eric.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Eric Mendez - BCM/LAB Advisors - Analyst

Hi. I think parts of my question has been answered already, great quarter by the way. Just curious on the days of production, how many days exactly were lost?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I don't know that offhand. Newport is easy. They had a one week shutdown. Typically we do that over July 4th so you lose four days' production, but essentially if you look year-over-year third quarter, it's pretty much the same. It's only sequential Q2 to Q3 that you see a big difference and that happens most years. It may vary by a day or two, the difference. I actually think looking at the 2014 calendar, Q2 has the most days. I forget whether it's 64 production days, or what it is exactly. But it may have been one more than it was in 2013 and Q3 of 2014 might be one day less than it was in 2013, but we try to keep them on a year over year basis pretty close so we're not making it too hard for you to analyze our results.

Eric Mendez - BCM/LAB Advisors - Analyst

Okay. So would you say that margins would have been comparable sequentially then?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

No. Q3 is traditionally a quarter where you've got fewer people showing up to work and we shut the plants down for a few days and it's summer in New Hampshire and, things just aren't quite as robust as they are in January when it's cold outside and everybody's busy making guns. There's nothing unique about 2013. Every year follows the same exact pattern.

Eric Mendez - BCM/LAB Advisors - Analyst

Okay. Last question is a more general industry question. I wanted to get your views on the acquisition environment. We've been seen a lot of acquisitions in the last 12 months and just wondering what your thoughts were on acquisitions going forward in the industry in general.

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

The last time we saw a real spike in the business from previous levels was, again, when Mr. Obamawas elected President the first time, and you had that huge spike up in 2009. A number of companies made noise that they would be available for sale, but they waited and waited until that spike in demand had started to ease, but they still remembered the theoretical maximum price they could have got during the busy day of the spike.

So, there weren't too many transactions done because people waited too long and were too greedy on the sales side. We've just had and amazing 2013 and I wouldn't be surprised to see the same pattern emerge. On the other hand, we were delighted to see some of our competitors get bought by big conglomerates because they were run really, really well before by entrepreneurs that were ultra focused on the product and the customers, and now maybe when they're stuffed into a big conglomerate it won't be quite as competitive.

Operator

Next question is from the line of (inaudible).

Unidentified Participant Analyst

Thank you. First, I would like to say congratulations on a great quarter, and we very much appreciate the growth opportunity that currently exists at Ruger, and everything that you guys are doing keeping busy with the operations. To that end, I wanted to ask a question about capital allocation. We see capital is allocated to the new facility, and congratulations on coming ahead of expectations there with timing, but with respect to the dividend and the high cash flow generation you are

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

producing, coupled with low interest rates available, and your debt-free status, as well as your high volatility of stock price and opportunities that come along with that, whether you would consider increasing your focus on potentially a stock buyback?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I can't remember if it was last year, or a couple years ago, I gave a talk at our annual meeting where I went through, very briefly, some of the math involved with stock buybacks. A lot of folks who have never actually run the math themselves have concluded that stock buybacks are good in terms of raising the price per share, but they forget that you weaken the balance sheet when you do it. It turns out that if you really run the math, from the perspective of a shareholder who was there before the stock repurchase, and want to stay will long-term beyond the stock repurchase, there's one and only one circumstance where that shareholder benefits. And that is if your trading multiple, whether it PE multiple, or EBITDA multiple, or whatever, is trading below your historical average.

So, for example, if your historical average was eight, and you're trading at five or six, that's a good time to repurchase shares assuming your balance sheet can handle it, but if your trading multiple average is eight and you're trading any why near eight or above eight, then you are harming your shareholder to repurchase shares. We track that, I don't know exactly what our multiple is right now, but we look at sort of a trailing 24 or 36 month average multiple. We've got a graphed out and look at where we're at with regard to that and we're certainly in the zone of our historical average and so, therefore, it's not and optimum time to buy stock back now.

Now, if the market softens a little in 2014 the way it softened a little bit in 2010, and the stock market over reacts and drives our stock price down, I would imagine we would leap in with two feet. We've got the cash to do it, and we understand the math very carefully, and we are primarily interested in taking care of the shareholder who is with us today and will be with us tomorrow and so the math all works. On the other hand if we continue to grow, we will just leave it outstanding.

Unidentified Participant Analyst

I really appreciate that color so it looks like you guys have evaluated it. As somebody who is very well-versed in the mathematics behind in the valuation and all of that as a large long-term shareholder at Ruger, one of the biggest risks that we see is sometimes you have and entrenchment of views when you have a very secular shift in paradigm. What we think is going on here, as evidenced by the spike in your stock (inaudible), is that you have had that paradigm shift.

And we think that even though Ruger has done exceptionally well in the last several years it is a paradigm shift so you have got a lot more where that came from. You've got a high shortage risk it's not tax advantageous to give the dividend to the shareholder. I know that we would prefer to see other uses of that cash. You're doing very well, we hope you stay at it. A lot of political pressure, and we're very supportive of you. We just say that in all the light of that, to maybe take a step back and look at it a little different. A buy back may make a lot of sense here and we think there's great times ahead so thank you very much for all of your hard work and great job.

Operator

Thank you. (Operator Instructions). Next question from the like of Brian Rafn. Over to you, Brian.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Thank you. Mike, your sense of when you're talking, and you're trying to push a little religion down a wholesale channel and getting away from the old date plan business, are you getting the sense that you're the loan disciple on this discipline, or are there other manufacturers that might be following suit?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

What I haven't seen yet, but what I expect to see is that some of the other manufacturers will panic if they see slowdown and they will start offering deals again. One of our big competitors has actually kind of adopted our price discipline in the last year or so, but prior to that I would have retailers call me up with great glee the week before their quarter ended and tell me what deals that manufacturer was offering and those who had the cash would take great advantage of it. I suspect, not necessarily that manufacturer but some folks in the channel, if they see a little softening with their sales, particularly probably the small manufacturers, who might not have otherwise survived absent the spike, that they will start offering deals. A big part of our chat with the distributors was to remind them not to get too excited about those deals and to focus on their core vendors, like Ruger, that have seen them through all this.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. And from the inventory standpoint, Mike, on your own margin $15 million number, are you going to look at all selectively at building inventory yourself at Ruger through 2014?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

To the extent I can keep level production, it's better for the factory, better for the margins, and that could result in us increasing our inventory. I'm hopeful that our conversations with the wholesalers last week will convince them that they need to load up before it starts building in our warehouse, you but we'll see. The whole point of the $15 million comment is there's nothing scientific or exact about that number. As people are thinking about our capital allocation, understanding that some chunk of our cash could end up coming out of cash and going into inventory on our balance sheet. It's just a place holder there. You notice, we haven't really changed the number in years.

I think we put the $15 million number out there when we were doing, you know, $300 million in sales, and now our run-rate, I'm sure, is north of $600 million, and we still left $15 million. So don't be overly exact about that number. That's just a place holder to tell everybody, hey, keep in some of our cash could end up in inventory. I'm torn two ways. On the one hand I hope we can build the distributor inventory and I hope we can build a little on our own, so we can take a lot of share next time will as spike, but on the other hand, I would much rather, we can't ever quite get there no matter how much we build because our demand continues strong.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. Mike, what's the status on rolling out mini-mills up at Newport?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

Brian, I'm glad somebody asked that. We're working on number two, and we're also taking some of the lessons learned to the original old fashioned investment casting line, so we're seeing some efficiencies. The first mini-mill is exceeding our expectations and what we originally modeled. Then the main mill is also seeing some improvements that resulted from all our learnings on the first mini-mill, and then the second mini-mill is not in operation at all. We've got outline component parts on order, but we expect that to make a good contribution. You may have read in the fine print we have started to terminate our relationships with many of our outside castings customers because rather than being worried about making, say, $5 on a part I'm selling to an outside company, it's much better if I have that capacity so I can make $150 margin on one of our own products.

And we are right now relying on a number of outsourced castings for our own consumption, and that has had a modest drag on margins, and when we finally get to the point we can in-source all of the castings we consume, we'll be better offer. We are working really hard on adding a new mini-mill, and perhaps even we'll add another one after that. Who knows?

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. You talked a little bit about some of your anecdotal relationship with the new gun buyers, first gun buyers. Is it still the traditional Rimfire guy, the 22, or are you actually selling some Centerfire to some of these first buyers?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I think they usually come in looking for Centerfire's, Brian. One example, will be a couple that comes in, one spouse has been doing a bunch of shooting and is trying to introduce the other spouse, and they want to buy the Centerfire handgun or rifle that they think they would like next, and it's usually not the most appropriate one to start somebody off with. I try to tell them, when I'm selling, that what you're looking for is not to get your spouse to get their first gun and that's it, but you're looking to create a shooting buddy for life. Their first firearm should be one that has modest noise, modest, or no recoil, and is just sheer fun to shoot and after they shoot that for a little while, one day they will look over to the next lane in the range at what you're shooting and want to try that out, and then boy, you know, you've scored a shooting buddy for life and they will buy a lot of guns in the future.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

So we often try to convince them not to buy the Centerfire they came in looking for, and instead to get a Rimfire. It's inexpensive, it's fun to shoot. I don't think there's anyone who has ever shot a Rimfire for the first time in their life who didn't turn around with a huge smile of their face because it was so much fun.

Operator

Thank you. Next question comes from the line of Bob Sales, of LMK Capital Management.

Bob Sales - LMK Capital Management - Analyst

Yes. Just one question on mix. Have you anecdotally we've heard that handguns remain relatively steady while long guns have softened considerably and I'm curious whether you have seen that mix change or whether some of that long rifle softness has applied to perhaps some of the assault rifles that haven't been as much of and emphasis for your Company?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

We're under the impression that the guns that went up the fastest in the spike, which includes the modern sporting rifle category, are the ones that would probably soften first. We saw that in 2009 and 2010 where a lot of people, fearful of losing their Second Amendment rights ran out and bought perhaps more modern sporting rifles than they could individually shoot. Some of those came back in the summer of 2010 as new, in-box, otherwise used guns.

The retailers were delighted to get them because they basically had a brand new gun they could buy cheaper from a consumer and resell it, rather than buying it from a wholesale distributor. Another part of that story is that when there's a softening in a category like that, it's all the guns that are in the middle of that category that tend to suffer first, or the most. The most expense guns in the category, or the least expensive guns in that category, their demand remains stronger for a longer period of time.

As you know, our piston operated SR556, the SR762, are really high-end guns that your average consumer wouldn't run out and buy, but somebody who really knows what they are getting and can appreciate the value of it would buy that. We're actually adding capacity to that line now whereas I suspect some of the folks who sell the gun in the middle, somebody who is selling, for example, an $800 or $900 gun may be seeing their market soften. Somebody who is selling a $600 is still probably doing strong, and somebody who is selling a $1400 gun and up, like ours, is still doing very strong. We're actually adding capacity in that category.

Bob Sales - LMK Capital Management - Analyst

Okay. Thank you.

Operator

Thank you. Next question is from the line of Brian Rafn. Over to you.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Yes, Mike. You talked a little bit about shop Ruger and actually expanding the accessories line or maybe co-branding some stuff, holsters, scopes or something. How do you view accessories relative to your business? Is it more of an adjunct? Is it a waste of time? How do you look at it philosophically?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

It's more of an adjunct with very high margins. If we had a little more management bandwidth I'm sure we would put more attention to it, and shame on us for not doing so. It is very high margin, and it's a nice to have business. When I joined the Company, I think it was less than $1 million in sales, and it's substantially more than that now.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay.

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

We're moving it to Mayodan to take advantage of the extra space in Mayodan because we ran out of room in Prescott, Arizona for it.

Okay. The plant at Mayodan, are you going to focus specific gun lines there? You've got a lot of pistol production out in Prescott, the rifles and revolvers in Newport, does Mayodan get maybe new products? Does Mayodan get any classification? Are you going to focus anything specifically at that plant from an organizational standpoint?

No. At least or as you stated it, no. What we are doing there is the very first line that's in place now and has just produced its first units and, hopefully, will be running full tilt come the middle of first quarter, is a duplication of a line that's running up in Newport, New Hampshire. It's and exact duplication. Instead of moving the line from NH down and hoping we get it up and running again, we did and exact duplicate. We moved a few trained engineers from Newport down to help set up and get the first line running down in Mayodan. As we look at future lines, we're looking at lines that are running exceptionally well, that don't require a lot of daily manufacturing engineering input to keep them running.

So you could assume that real classic lines of hard to build products, like steel double-action revolvers, they are probably never going to move to Mayodan. They are in place, don't screw with them, they're running. But, some of the newer products, as demand gross for those, we will duplicate the line. So, we will add increased capacity for those line but instead of adding it in place, we will add it in Mayodan. There's one very significant new product line that's under development that we've concluded we just don't have enough room for it where we were originally designing it and we will just build it from day one in Mayodan. So probably Mayodan won't have, what I call, newer or younger product lines on average than the other two plants. We're just not planning to move an older product line from one of the other plants. We're growing new stuff there.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. As you roll out, and you have been very successful, you did well over 30% with the new products, what's been your experience, Mike, with cannibalization, or fall-off, in some of the older more mature lines?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

We've really counted on cannibalization in the past to free up equipment and we haven't actually ever had cannibalization. We have always underestimated the amount of equipment we need to satisfy the demand on a new product, and I will just give you one quick, for example. When we introduces the LC-9, we thought it would severely cannibalize the LC-P, and it did not do that. If anything, it had the opposite impact as it got people focused back on what great products Ruger has for the concealed carry market, and both products lines went up instead of one being cannibalized. There have been several other examples of that as well.

Brian Rafn - Morgan Dempsey Capital Management - Analyst

Okay. Anything, Mike, it's been kind of a dormant area, military or police sales? I know it's not been a huge focus for you guys, but going out next four or five years, is that something of interest, or not?

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

It's always of interest, but the primary duty weapon market is one that we believe is not very profitable. The reason is, that typically you have go into a, say, a police department, and trade out all their weapons, trades out all their leather, provide lifetime warranties, provide extensive armor school, and I just can't believe the companies doing that are making any money on it. They've got to be doing to solely because they think it's a tremendous marketing opportunity for them, and to some degree, they're absolutely right. If you see what the cops in your town are carrying each day, you might want one of those. So we focus primarily on the backup weapon market, which tends to be more of a full margin opportunity than the primary duty weapon.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

Operator

Ladies and gentlemen, that now conclude okay the Q&A session and I would like to hand the call back over to Michael Fifer. Over to you, Michael.

Mike Fifer - Sturm, Ruger & Co., Inc. - President, CEO

I want to thank you l all of you for joining us today and for your interest in Ruger. We try very, very hard to keep our shareholders first and foremost in mind when we make our decisions and operate the business. We're very proud of the results and hope you're pleased with them. I look forward to talking to you in another quarter. Thank you.

Operator

Thank you. Ladies and gentlemen, that now concludes your presentation for today. You may now disconnect. Thank you.

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NOVEMBER 06, 2013 / 02:00PM GMT, RGR - Q3 2013 Sturm Ruger Earnings Conference Call

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